Filed Pursuant to Rule 433

Registration No. 333-200089

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities, Series A Linked to the EURO STOXX 50® Index due October 5, 2018

Term Sheet to the Preliminary Pricing Supplement dated September 12, 2016

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 24 months (unless earlier called)
Market Measure	EURO STOXX 50® Index (the “Reference Asset”) (Bloomberg Ticker: SX5E)
Pricing Date	September 30, 2016*
Issue Date	October 5, 2016
Principal Amount	$1,000 per Security
Original Offering Price	100% of the Principal Amount of each Security
Automatic Call Feature

If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	October 5, 2017; April 5, 2018; and September 28, 2018*
Call Settlement Dates	Five business days after the applicable Call Date (if the Securities are called on the last Call Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Maturity Date	October 5, 2018*
Starting Level	The Closing Level of the Reference Asset on the Pricing Date
Ending Level	The Closing Level of the Reference Asset on the Final Calculation Day
Threshold Level	To be determined on the Pricing Date (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage).
Threshold Percentage	10%
Percentage Change

The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:

Ending Level – Starting Level

Starting Level

For the avoidance of doubt, because the Percentage Change will be calculated only if the Closing Level of the Reference Asset is less than the Starting Level on each Call Date, including the Final Calculation Day, the Percentage Change will be a negative value.

Final Calculation Day	September 28, 2018
Calculation Agent	Scotia Capital Inc., an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	Up to 2.75% of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.50%, and WFA will receive a distribution expense fee of 0.075%
CUSIP/ISIN	064159HZ2 / US064159HZ23
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC

*To the extent that the Issuer makes any change to the expected Pricing Date or expected Issue Date, the Call Dates and Maturity Date may also be changed at the Issuer’s discretion to ensure that the term of the Securities remains the same.

If the Securities priced today, the estimated value of the Securities would be between $928.06 and $951.00 per $1,000 Principal Amount.  See “The Bank’s Estimated Value of the Securities” in the pricing supplement.

Investment Description

•      Linked to the EURO STOXX 50® Index

•      Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below.  Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

•      Call Feature. If the Closing Level of the Reference Asset on any Call Date (including the Final Calculation Day) is greater than or equal to the Starting Level, the Securities will be automatically called, and on the related Call Settlement Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium**
October 5, 2017	7.25% – 7.75% of the Principal Amount
April 5, 2018	10.875% – 11.625% of the Principal Amount
September 28, 2018 (the “Final Calculation Day”)	14.50% – 15.50% of the Principal Amount

**the actual Call Premium applicable to each call date will be determined on the Pricing Date.

•      Redemption Amount at Maturity.  If the Securities are not automatically called on any Call Date (including the Final Calculation Day), the Redemption Amount at Maturity will be based upon the Closing Level of the Reference Asset on the Final Calculation Day and could be equal to or less than the Principal Amount per Security as follows:

o                If the Ending Level is less than the Starting Level but not by more than 10.00% (the Percentage Change is zero or negative but not below -10.00%):

You will be repaid the Principal Amount;

o                If the Ending Level is less than the Starting Level by more than 10.00% (the Percentage Change is negative and below -10.00%):

Principal Amount + [Principal Amount × (Percentage Change +Threshold Percentage)]

In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10%.

•      Investors may lose up to 90% of the Principal Amount.

•      Any positive return on the Securities will be limited to the applicable Call Premium.

•      All payments on the Securities are subject to the credit risk of The Bank of Nova Scotia, and you will have no right to any securities tracked by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose some or all of your investment.

•      No periodic interest payments or dividends.

•      No exchange listing; designed to be held to maturity.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision.  This term sheet should be read in conjunction with the pricing supplement, product prospectus supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Closing Level of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Calculation Day), assuming a Threshold Level equal to 90% of the Starting Level. The Call Premiums shown in the profile are hypothetical and are based on the midpoint of the ranges specified for the Call Premiums.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level; and (iv) whether you hold your Securities to maturity or an earlier automatic call.

Hypothetical Returns

If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1st call date	$1,075.00	7.50%	7.22%
2nd call date	$1,112.50	11.25%	7.15%
3rd call date	$1,150.00	15.00%	7.11%

Assumes the Call Premiums are equal to the midpoints of their specified ranges. Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

If the Securities are not automatically called:

Hypothetical Ending Level	Hypothetical Percentage Change	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2,900.54	-5.00%	$1,000.00	0.00%	0.00%
2,747.88	-10.00%	$1,000.00	0.00%	0.00%
2,717.35	-11.00%	$990.00	-1.00%	-0.50%
2,442.56	-20.00%	$900.00	-10.00%	-5.20%
2,289.90	-25.00%	$850.00	-15.00%	-7.96%
1,526.60	-50.00%	$600.00	-40.00%	-23.98%
763.30	-75.00%	$350.00	-65.00%	-46.17%
0.00	-100.00%	$100.00	-90.00%	-87.53%

Assumes a hypothetical Starting Level of 3,053.20. The actual Starting Level will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Ending Level of the Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
October 5, 2017	7.25% -7.75% of the Principal Amount	$1,072.50 - $1,077.50
April 5, 2018	10.875% - 11.625% of the Principal Amount	$1,108.75 - $1,116.25
September 28, 2018 (the “Final Calculation Day”)	14.50% - 15.50% of the Principal Amount	$1,145.00 - $1,155.00

The actual Call Premium and Payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be within the range specified in the foregoing table. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

How the Redemption Amount at Maturity is Calculated

If the Closing Level of the Reference Asset is less than the Starting Level on each of the three Call Dates, the Securities will not be automatically called, and on the Maturity Date you will receive a Redemption Amount at Maturity per Security determined as follows:

•                  If the Ending Level is less than the Starting Level and greater than or equal to the Threshold Level, the Redemption Amount at Maturity will equal: $1,000; or

•                  If the Ending Level is less than the Threshold Level, the Redemption Amount at Maturity will be equal:

Principal Amount + [Principal Amount x (Percentage Change + Threshold Percentage)]

In this case, you will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10%.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset significantly exceeds the Starting Level on the applicable Call Date. You will not participate in any appreciation of the Reference Asset beyond the applicable Call Premium. If the Securities are not automatically called on any Call Date and the Ending Level is less than the Threshold Level, you will receive less, and possibly 90% less, than the Principal Amount of your Securities at maturity.

EURO STOXX 50® Index Daily Closing Levels*

*The graph above sets forth the daily Closing Levels of the Reference Asset for the period from January 4, 2006 to September 9, 2016.  The closing price on September 9, 2016 was 3,053.20. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset during the term of the Securities.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this introductory term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.  Please review those risk disclosures carefully.

•                  Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset.  If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 10.00%.  If the Percentage Change is negative by more than 10.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than the 10.00% Threshold Percentage, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. Accordingly, if the Securities are not automatically called, you may lose up to 90% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 10.00%.

•                  The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices.

•                  The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity.

•                  The Potential Return On The Securities Is Limited To The Call Premium.

•                  You Will Be Subject To Reinvestment Risk.

•                  The Bank’s Estimated Value of the Securities Will be Lower than the Original Offering Price of the Securities.

•                  The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates.

•                  The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt.

•                  The Securities Differ from Conventional Debt Instruments.

•                  No Interest: The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.

•                  Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia.

•                  The Securities are Subject to Market Risk.

•                  An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities.

•                  The Percentage Change of the Reference Asset will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the Reference Asset Constituent Stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars.

•                  The Eurozone Financial Crisis Could Negatively Impact Investors in the Securities.

•                  The U.K.’s referendum to leave the European Union may adversely affect the performance of the Reference Asset.

•                  If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner.

•                  Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks.

•                  No Assurance that the Investment View Implicit in the Securities Will Be Successful.

•                  The Reference Asset Reflects Price Return Only and Not Total Return.

•                  Past Performance is Not Indicative of Future Performance.

•                  We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price.

•                  Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Securities.

•                  The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests.

•                  The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

•                  The Securities Lack Liquidity.

•                  Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities.

•                  Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities.

•                  The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Issuers of the Reference Asset Constituent Stocks.

•                  Other Investors in the Securities May Not Have the Same Interests as You.

•                  The Calculation Agent Can Postpone any Call Date (including the Final Calculation Day) for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs.

•                  There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Sponsor.

•                  A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

•                  Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors.  In particular, no investor should purchase the Securities unless they understand and are able to bear the associated market, liquidity and yield risks.  Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Not a research report

This material is not a product of the Bank’s research department.

Consult your tax advisor

Investors should review carefully the pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

STOXX Limited (the “Sponsor”) and its licensors (the “Licensors”) have no relationship to the Bank, other than the licensing of the Index and the related trademarks for use in connection with the Securities. See “License Agreement between the Index Sponsor and the Bank” in the pricing supplement.